Exhibit 2

UBS AG

TO

U.S. BANK TRUST NATIONAL ASSOCIATION

Trustee

Second Supplemental Indenture

Dated as of October 3, 2018

Supplement to Indenture Dated

as of June 12, 2015

SECOND SUPPLEMENTAL INDENTURE, dated as of October 3, 2018 (the “Second Supplemental Indenture”) to the Indenture, dated as of June 12, 2015, as supplemented by the First Supplemental Indenture thereto dated as of July 3, 2017 (as supplemented, the “Indenture”) between UBS AG, a corporation duly organized and existing under the laws of Switzerland (herein called the “Company”), having its principal office at Bahnhofstrasse 45, Zurich, Switzerland, and U.S. BANK TRUST NATIONAL ASSOCIATION, a national banking association duly organized and existing under the laws of the United States, as Trustee (the “Trustee”).

RECITALS OF THE COMPANY:

WHEREAS, the Company has heretofore made, executed and delivered to the Trustee the Indenture, providing for the issuance from time to time of the Company’s unsecured debentures, notes or other evidences of indebtedness to be issued in one or more series;

WHEREAS, pursuant to the Indenture, the Company issued $100,000,000 in aggregate principal amount of its ETRACS Monthly Pay 2xLeveraged Preferred Stock Index ETN due September 25, 2018, linked to the Solactive Preferred Stock ETF Index, CUSIP No. 90274E174 (the “Security”), which constitute part of a single series of senior debt securities entitled “Medium-Term Notes, Series B” issued by the Company;

WHEREAS, in order to modify a provision in the Securities, the Company proposes to amend and restate the definition of “Coupon Valuation Date”;

WHEREAS, Section 901(10) of the Indenture provides that, without the consent of any Holders, the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental thereto to cure any ambiguity, to correct or supplement any provision of the Indenture which may be defective or inconsistent with any other provision in the Indenture, or to make any other provisions with respect to matters or questions arising under the Indenture, provided that such action pursuant to Section 901(10) shall not adversely affect the interests of the Holders of Securities of any series in any material respect;

WHEREAS, the entry into this Second Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture;

WHEREAS, this Second Supplemental Indenture is authorized by the UBS AG Group Treasurer June 12, 2015, March 17, 2016 and June 11, 2018 Resolutions; and

WHEREAS, all acts and things necessary to make this Second Supplemental Indenture a valid and binding agreement of the Company and the Trustee according to its terms have been done and performed.

NOW, THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises contained herein and in the Indenture and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Trustee hereby agree for the equal and proportionate benefit of the Holders of the Security from time to time, as follows:

ARTICLE 1

Amendment of Securities

Section 1.01.    Concurrently with the execution and delivery of this Second Supplemental Indenture, the Security shall be amended and restated in its entirety such that the definition of the term “Coupon Valuation Date,” which appears on the face of the Security, shall read in its entirety as set forth in Annex A hereto.

Section 1.02.    Immediately following the execution and delivery of this Second Supplemental Indenture, each outstanding Security shall be exchanged pursuant to the Indenture for a new Security having the same principal amount and in substantially the form set forth in Annex B hereto (it being understood that such form of the new Security in Annex B is substantially identical to the form of the outstanding Security except that it includes the amended definition referenced in Section 1.01 above), provided that the failure to issue a new Security in exchange for any outstanding Security, respectively, shall not affect the validity of such outstanding Security or the effect of this Second Supplemental Indenture with respect to such outstanding Security.

ARTICLE 2

Miscellaneous Provisions

Section 2.01.    Effect of Supplemental Indenture. Upon the execution and delivery of this Second Supplemental Indenture by the Company and the Trustee, the Indenture shall be supplemented in accordance herewith, and this Second Supplemental Indenture shall form a part of the Indenture for all purposes. Every Holder of the Security heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

Section 2.02.    Other Terms of Indenture. Except insofar as herein otherwise expressly provided, all provisions, terms and conditions of the Indenture are in all respects ratified and confirmed and shall remain in full force and effect.

Section 2.03.    Terms Defined. All terms defined elsewhere in the Indenture shall have the same meanings when used herein.

Section 2.04.    Separability Clause. In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.05.    Governing Law. This Second Supplemental Indenture shall be governed by and construed in accordance with the law of the State of New York.

Section 2.06.    Further Instruments. The parties hereto will execute and deliver such further instruments and do such further acts and things as may be reasonably be required to carry out the intent and purpose of this Second Supplemental Indenture.

Section 2.07.    Trust Indenture Act. If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with another provision that is required to be included in this Second Supplemental Indenture by the Trust Indenture Act of 1939, as amended, the required provision shall control.

Section 2.08.    Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

Section 2.09.    Trustee’s Disclaimer. The Trustee accepts the amendments of the Indenture effective by this Second Supplemental Indenture, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (i) the validity or sufficiency of this Second Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company by action or otherwise, (iii) the due execution hereof by the Company or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, as of the day and year first above written.

UBS AG

By:	/s/ Timothy Geller
	Name:	Timothy Geller
	Title:	Executive Director and Counsel Region Americas Legal

UBS AG

By:	/s/ Anky Chan
	Name:	Anky Chan
	Title:	Executive Director Region Americas Legal

U.S. BANK TRUST NATIONAL ASSOCIATION, as Trustee

By:	/s/ Judith Hyppolite
	Name:	Judith Hyppolite
	Title:	Vice President

[Signature page to Second Supplemental Indenture]

Annex A

Amended Definition of “Coupon Valuation Date”

“Coupon Valuation Date” means the 30th day of each month, and the 28th day of February, of each calendar year during the term of the Securities or if such date is not an Index Business Day, then the first Index Business Day following such date, provided that the final Coupon Valuation Date will be the Calculation Date, subject to adjustment as provided under Section 3 hereof. The first Coupon Valuation Date was October 1, 2018 .

Annex B

Form of Global Note for $100,000,000 ETRACS Monthly Pay 2xLeveraged Preferred Stock

Index ETN due September 25, 2048